SHARE PURCHASE AGREEMENT SUPPLEMENTAL AGREEMENT (“Supplemental Agreement”)

PURSUANT TO THE SHARE PURCHASE AGREEMENT dated April 27, 2009 (the “Share Purchase Agreement”) by and among WUXI BAOSHIYUN AUTOCYCLE CO., LTD. (“Baoshiyun”) and MR. BAO JIN. ID. Number 320202195808054011 (hereinafter referred to collectively as the “Selling Shareholders”); CASHTECH INVESTMENT LIMITED, a company organized under the International Business Companies Act of the British Virgin Island with the register number of 578455 (hereinafter referred to as “Cashtech”); and ADVANCED BATTERY TECHNOLOGIES, INC., a corporation organized under the laws of the State of Delaware (hereinafter referred to as “ABAT”), Cashtech and the Selling Shareholders hereby agree to enter into the following Supplemental Agreement:

           Article I.                 Parties agree to supplement section 2b of the Share Purchase Agreement with the following:

The consideration for Cashtech to acquire the Selling Shareholders’ ownership of the registered capital of Wuxi Angell shall include:

i.	Three million six hundred and forty thousand U.S. Dollars ($3,640,000);
ii.	Seventy million Renminbi (70,000,000 RMB); and
iii.	Three million (3,000,000) shares of the common stock of ABAT (the “ABAT Shares”),

$3,640,000, 70,000,000 RMB, and 1,000,000 shares of common stock of ABAT shall be designated to repay the debt Wuxi Angel still owes as a result of operation prior to the acquisition.  In consideration, Wuxi Angel shall release the Selling Shareholders from any of its current or potential debts and liabilities, and the Selling Shareholders shall surrender to Cashtech any claims or rights relevant to Wuxi Angel’s operation.

The Selling Shareholders shall transfer the 1,000,000 shares of common stock of ABAT to Mr. Fu Zhiguo, the Chief Executive Officer and President of ABAT and Cashtech based on the market price. The Selling shareholders shall enter into a stock transfer agreement with Mr. Fu Zhiguo to effectuate such a transfer (By nature, the transfer is not purchase and sell of stocks. The purpose of the transfer is to authorize ABAT the right to use the 1,000,000 shares.)

Article II.           The Selling Shareholders shall be entitled to the 2,000,000 shares of common stock of ABAT, 200,000 shares of which was delivered on January, 2009, with 1,800,000 shares to be paid in lump sum by ABAT or its controlling shareholder. The terms of transfer are set forth in Article III hereafter.

Article III.         Cashtech shall acquire 100% of the registered capital of Wuxi Angel, of which Baoshiyun owned 60% and Mr. Baojin owned 40% respectively prior to the acquisition. Therefore, Baoshiyun shall be entitled to 1,200,000 shares of common stock of ABAT and Mr. Baojin shall be entitled to 800,000 shares of common stock of ABAT, as a result of acquisition.

Article IV.         All parties to the Share Purchase Agreement hereby agree to amend the agreement as the following:

1.
Amend section 3k of the Share Purchase Agreement to the following: “Each Shareholder is acquiring the ABAT Shares for its own account or the designated account by the Shareholder. Each Shareholder has the right to freely dispose of, including but not limited to, resell the shares.”

2.	Delete section 5b regarding the right of rescission.

3.
Amend section 6 to the following : “The ABAT Shares to be issued by ABAT to the Selling Shareholders will be registered under the Securities Act of 1933, or the securities laws of any state, and can be transferred, hypothecated, sold or otherwise disposed of within the United States of America”.

4.	Regarding 3b of the Share Purchase Agreement, Wuxi Angell’s registered capital has not yet been fully paid, and the Selling Shareholders are on notice of and agree on this fact.

Article V.                          The Supplemental Agreement shall be governed by the laws of People’s Republic of China. Any dispute arising under or in connection with Supplemental Agreement shall be settled at first through friendly consultation between the parties hereto. In case no settlement can be reached through consultation, each party shall have the right to submit such disputes to China International Economic and Trade Arbitration Commission.

Article VI.                         This Supplemental Agreement shall be effective upon the execution by all parties. In time of conflicts, the terms in this Supplemental Agreement shall supersede the Share Purchase Agreement.

The Supplemental Agreement may be executed in three facsimile counterparts.  Each of the counterparts shall be deemed an original, and together they shall constitute one and the same binding agreement, with one counterpart being delivered to each party hereto.

IN WITNESS WHEREOF, the parties hereto have set their hands as of the date and year written on the last page.

WUXI BAOSHIYUN AUTOCYCLE CO., LTD.

By: /s/ ________________

MR. BAO, JIN.

By:  /s/ Bao Jin

CASHTECH INVESTMENT LIMITED

By: /s/ Fu Zhiguo
       Fu, Zhiguo, Chairman
Date: April 28, 2009